Exhibit 99.1

Genworth Financial Announces First Quarter 2020 Results

First Quarter Net Loss $66 Million And Adjusted Operating Income $33 Million

•	Reapprovals Received From New York Department Of Financial Services (NYDFS) And Virginia Bureau Of Insurance For Pending Merger With China Oceanwide Holdings Group Co., Ltd (Oceanwide)

•	Merger Agreement Extended To Not Later Than June 30, 2020

•	U.S. Mortgage Insurance (MI) Adjusted Operating Income Of $148 Million, 19 Percent Above Prior Year

•	U.S. MI’s PMIERs[1] Sufficiency Ratio At 142 Percent, In Excess Of $1.1 Billion Above Requirements

•	No Observable Impact From COVID-19 Pandemic On Delinquencies In First Quarter

•	Strong Capital Levels In Australia MI With Approximately AUD$270 Million Above Management Targets

•	Continued Progress Toward LTC[2] Multi-Year Rate Action Plan (MYRAP) With $45 Million Incremental Annual Rate Increases Approved In First Quarter

•	U.S. Life Insurance Segment Adversely Impacted By Decline In Equity Markets And Interest Rates

•	Holding Company Cash And Liquid Assets Of $575 Million With $411 Million Holding Company Public Debt Repaid During The Quarter, Including Early Redemption Of June 2020 Senior Notes

•	Closely Monitoring COVID-19 Pandemic, Supporting Customers And Employees Amid Uncertainty

Richmond, VA (May 5, 2020) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended March 31, 2020. The company reported a net loss3 of $66 million, or $0.134 per diluted share, in the first quarter of 2020, compared with net income of $174 million, or $0.34 per diluted share, in the first quarter of 2019. The company reported adjusted operating income5 of $33 million, or $0.07 per diluted share, in the first quarter of 2020, compared with adjusted operating income of $95 million, or $0.19 per diluted share, in the first quarter of 2019.

[1]	Private Mortgage Insurer Eligibility Requirements
[2]	Long term care insurance
[3]

Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, net income (loss) from discontinued operations, adjusted operating income (loss), adjusted operating income (loss) per share and book value per share should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per diluted share, net income (loss) from discontinued operations available to Genworth’s common stockholders, adjusted operating income (loss) available to Genworth’s common stockholders, adjusted operating income (loss) available to Genworth’s common stockholders per diluted share and book value available to Genworth’s common stockholders per share, respectively.

[4]

Under applicable accounting guidance, companies in a loss position are required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share. Therefore, as a result of the loss from continuing operations for the three months ended March 31, 2020, the company was required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share for the three months ended March 31, 2020, as the inclusion of shares for stock options, restricted stock units and stock appreciation rights of 5.4 million would have been antidilutive to the calculation. If the company had not incurred a loss from continuing operations for the three months ended March 31, 2020, dilutive potential weighted-average common shares outstanding would have been 509.7 million.

[5]

This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

COVID-19 Update

The COVID-19 pandemic has had a profound effect on the global economy, and Genworth has been proactive to support its employees, customers and communities around the world. The company has implemented business continuity procedures including a global work from home policy initiated on March 11th and has continued to serve its customers and policyholders effectively with minimal disruption. Genworth is providing additional financial, health and wellness resources to employees including additional paid leave to assist employees in caring for themselves and their family members. Genworth is also following regulatory guidelines to support loss mitigation efforts for mortgage borrowers and extend grace periods for life insurance, LTC and annuity policyholders. Genworth has extended these and other relief options to customers to ensure continuation of insurance coverage and mitigate financial hardship for customers and policyholders.

The COVID-19 pandemic and ensuing global economic slowdown impacted the company’s first quarter of 2020 financial results primarily as a result of the significant decline in equity markets and interest rates during the quarter, which led to unfavorable impacts in Genworth’s fixed and variable annuity products. The global MI businesses experienced limited impacts from the pandemic in the first quarter, as mortgage origination levels remained strong and delinquencies remained stable.

The company is closely monitoring the evolving macroeconomic environment and is focused on managing and mitigating its risks and effects. The extent of the economic impact remains uncertain and will depend on the severity of the pandemic and the shape of the economic recovery. In the U.S. and Australia MI businesses, the company is anticipating both a decline in purchase originations in the second half of 2020 due to lower economic activity and an increase in delinquencies as a result of higher unemployment. Higher delinquencies may be mitigated by higher cure rates as economic activity resumes. Given the expected increase in delinquency activity and resulting increase in capital requirements, the company may not receive further dividends from its MI businesses in 2020 in order to preserve capital in its insurance subsidiaries during this period of uncertainty. The amount and timing of dividends will be reevaluated later in the year and depend on the economic recovery from COVID-19.

In the U.S. Life Insurance segment, interest rate and equity market movements will continue to impact GAAP and statutory results. The company continues to manage the U.S. life insurance businesses on a standalone basis with no plans to infuse or extract capital other than as committed in connection with the completion of the Oceanwide transaction.

“I am very proud of our team’s response to these unprecedented challenges and the dedication of our employees as we continue to serve all of our customers and policyholders during this volatile period,” said Tom McInerney, President and CEO of Genworth. “Genworth had a strong start to the year, but headwinds from the COVID-19 pandemic have caused significant volatility and decline in our market environments. We expect those challenges to persist into the second quarter and potentially longer. As we navigate through this time of uncertainty, we are doing everything in our power to ensure the safety and wellbeing of our employees while continuing to deliver outstanding service to our customers and policyholders.”

Transaction Update

Genworth and Oceanwide made significant progress towards closing their transaction during the first quarter. Both parties remain fully committed to closing the transaction.

On March 24, Genworth announced that the NYDFS reapproved the proposed acquisition of control by Oceanwide of Genworth’s New York-domiciled insurance company, Genworth Life Insurance Company of New York (GLICNY). In connection with the NYDFS’ reapproval, Genworth committed, among other things, to contribute $100 million to GLICNY at the closing of the transaction.

On March 31, Genworth announced that the Virginia State Corporation Commission, Bureau of Insurance also reapproved the proposed acquisition of control by Oceanwide of Genworth’s insurance companies domiciled in Virginia.

Oceanwide is currently finalizing its funding plan for the transaction purchase price of $5.43 per share. As previously disclosed, Oceanwide has a financing commitment for debt funding of up to $1.8 billion through Hony Capital to partially finance the acquisition of Genworth, which was extended to June 30, 2020. After the funding plan is finalized, Oceanwide will then discuss the currency conversion and transfer of funds with China’s State Administration of Foreign Exchange (SAFE) in order to complete the transaction. Oceanwide will also seek confirmation from the Delaware Department of Insurance that the acquisition of Genworth’s Delaware domiciled insurer may proceed under the existing approval.

Given the unprecedented market disruptions due to the coronavirus pandemic, Oceanwide and Genworth extended the merger agreement deadline to not later than June 30, 2020 to provide the parties with additional time if needed to close the transaction. Genworth and Oceanwide are working to close the transaction as soon as possible. While the parties announced in March that they were targeting a closing by the end of May, they currently expect that the challenges caused by the pandemic will likely delay the closing until the end of June.

Oceanwide also remains committed to the capital investment plan under which Oceanwide and/or its affiliates will contribute an aggregate of $1.5 billion to Genworth over time following the consummation of the merger, subject to the receipt of the required regulatory approvals and clearances.

“The unprecedented market volatility and decline due to the coronavirus has presented challenges across the economy. Despite those challenges, Genworth was able to make significant progress towards closing the transaction with Oceanwide,” said Tom McInerney, President and CEO of Genworth. “Like Oceanwide, we remain fully committed to closing the transaction as soon as possible, which we believe is the best value for shareholders.”

“Oceanwide remains fully committed to the Genworth transaction,” said Lu Zhiqiang, chairman of Oceanwide. “I continue to believe the long-term value of Genworth to Oceanwide is very compelling. We are finalizing the transaction’s financing and look forward to welcoming Genworth to Oceanwide’s family of companies as soon as possible.”

Financial Performance

Consolidated Net Income (Loss) & Adjusted Operating Income
	Three months ended March 31
	2020		2019
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change
Net income (loss) available to Genworth’s common stockholders	$(66)	$(0.13)	$174	$0.34	(138)%
Adjusted operating income	$33	$0.07	$95	$0.19	(65)%
Weighted-average diluted shares[4]	504.3		508.6

	As of March 31
	2020		2019
Book value per share		$28.61		$25.98
Book value per share, excluding accumulated other comprehensive income (loss)		$21.05		$21.03

The net loss in the quarter included investment losses of $89 million, net of taxes and other adjustments. The investment losses were driven by net losses on derivatives, including losses due to guaranteed minimum withdrawal benefits on variable annuities and foreign exchange hedges in Australia MI due to the decline in the Australian dollar, and mark-to-market losses on limited partnerships and equity securities. Net income in the first quarter of 2019 included $56 million from investment gains, net of taxes and other adjustments.

Net investment income was $793 million in the quarter, compared to $794 million in both the prior quarter and the prior year. Net investment income remained in line with the prior year with higher income from bond calls and prepays offset by lower income from limited partnerships. Net investment income remained in line with the prior quarter as lower income from bond calls and prepays and limited partnerships offset favorable prepayment speed adjustments on mortgage backed securities. The reported yield and the core yield5 for the quarter were 4.71 percent and 4.57 percent, respectively, compared to 4.74 percent and 4.62 percent, respectively, in the prior quarter.

Genworth’s effective tax rate was approximately 12 percent on its net loss for the quarter. The effective tax rate was reduced by the tax effect of forward starting swap gains settled prior to the change in the corporate tax rate under the 2017 Tax Cuts and Jobs Act, which continue to be tax effected at 35 percent as they are amortized into net investment income.

Adjusted operating income (loss) results by business line are summarized in the table below:

Adjusted Operating Income (Loss)
(Amounts in millions)	Q1 20	Q4 19	Q1 19
U.S. Mortgage Insurance	$148	$160	$124
Australia Mortgage Insurance	9	12	14
U.S. Life Insurance	(70)	(115)	(5)
Runoff	(13)	17	20
Corporate and Other	(41)	(50)	(58)

Total Adjusted Operating Income	$33	$24	$95

Adjusted operating income (loss) represents income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes. A reconciliation of net income (loss) to adjusted operating income is included at the end of this press release.

Unless specifically noted in the discussion of results for the Australia MI business, references to percentage changes exclude the impact of translating foreign denominated activity into U.S. dollars (foreign exchange). Percentage changes that include the impact of foreign exchange are found in a table at the end of this press release.

U.S. Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q1 20	Q4 19	Q1 19
Adjusted operating income	$148	$160	$124
New insurance written
Primary Flow	$17,900	$18,100	$9,600
Loss ratio	8%	4%	8%

U.S. MI reported adjusted operating income of $148 million, compared with $160 million in the prior quarter and $124 million in the prior year. Prior quarter results included $21 million of favorable after-tax impacts from assumption updates. U.S. MI’s flow insurance in force increased 17 percent versus the prior year from strong new insurance written (NIW), driving continued growth in earned premiums. U.S. MI achieved $17.9 billion in flow NIW in the quarter, up 86 percent versus the prior year primarily driven by higher refinance originations and strong estimated market share. Flow NIW decreased one percent from the prior quarter due to market seasonality. The growth in earned premiums versus the prior year was also driven by increased single premium policy cancellations from higher mortgage refinancing activity partially offset by lower average premium rates.

The company is not aware of any new delinquencies in the first quarter related to the COVID-19 pandemic and did not identify any deterioration in the performance of existing delinquencies that would warrant reserve strengthening, as delinquencies remained low with strong cure rates. The U.S. MI loss ratio was eight percent, flat to the prior year and up four points sequentially. The favorable assumption updates in the prior quarter reduced that period’s loss ratio by six points.

Australia Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q1 20	Q4 19	Q1 19
Adjusted operating income	$9	$12	$14
New insurance written
Flow	$4,100	$4,900	$3,400
Bulk	$200	$400	$500
Loss ratio	34%	30%	34%

Australia MI reported adjusted operating income of $9 million, down from $12 million in the prior quarter and $14 million in the prior year. Australia MI flow NIW decreased 16 percent sequentially from normal seasonal patterns and increased 26 percent versus the prior year primarily due to higher mortgage origination volume from a key customer. The loss ratio in the quarter was 34 percent, up four points sequentially primarily due to seasonal increases in losses and lower premiums due to portfolio seasoning and flat to the prior year with lower premiums from portfolio seasoning and lower policy cancellations offset by lower losses primarily from favorable aging of existing delinquencies.

U.S. Life Insurance

Adjusted Operating Income (Loss)
(Amounts in millions)	Q1 20	Q4 19	Q1 19
Long Term Care Insurance	$1	$19	$(20)
Life Insurance	(77)	(164)	(2)
Fixed Annuities	6	30	17

Total U.S. Life Insurance	$(70)	$(115)	$(5)

Long Term Care Insurance

LTC reported adjusted operating income of $1 million, compared with adjusted operating income of $19 million in the prior quarter and an adjusted operating loss of $20 million in the prior year. Earnings from in force rate actions were higher than the prior year but lower than the prior quarter. Losses on new claims increased compared to the prior quarter and prior year, partially offset by continued favorable development on prior period incurred but not reported claims. Existing claims performance improved, driven by seasonally higher terminations compared to the prior quarter and a slightly favorable impact from the quarterly benefit utilization rate update compared to an unfavorable update in the prior year.

Life Insurance

Life insurance reported an adjusted operating loss of $77 million, compared with $164 million in the prior quarter and $2 million in the prior year. During the prior quarter, the company completed its annual review of life insurance assumptions and recorded after-tax charges of $139 million primarily driven by the lower interest rate environment. Results reflected higher amortization of deferred acquisition costs (DAC) compared to the prior year and prior quarter, primarily associated with higher lapses from a large 20-year level-premium term life insurance block entering its post-level premium periods. Compared to the prior quarter and prior year, results also reflected reserve increases during the premium grace period in the 10-year term universal life insurance product associated with policies entering the post-level premium period, as well as higher mortality in universal and term life insurance products.

Fixed Annuities

Fixed annuities reported adjusted operating income of $6 million, compared with $30 million in the prior quarter and $17 million in the prior year. Results versus the prior quarter and prior year reflected unfavorable fixed indexed annuities reserve changes and DAC amortization due to the decline in equity markets and interest rates in the quarter, lower mortality in the single premium immediate annuity product and a decrease in net spreads due to block runoff. Results in the prior year included unfavorable after-tax charges of $13 million from loss recognition testing on the single premium immediate annuity block.

Runoff

Runoff reported an adjusted operating loss of $13 million, compared with adjusted operating income of $17 million in the prior quarter and adjusted operating income of $20 million in the prior year. Compared to the prior quarter and prior year, results reflected unfavorable impacts in the company’s variable annuity business from the decline in equity markets and interest rates during the quarter.

Corporate And Other

Corporate and Other reported an adjusted operating loss of $41 million, compared with $50 million in the prior quarter and $58 million in the prior year. Results in the current quarter reflected lower interest expense following the early redemption of the June 2020 senior notes and higher investment income.

Capital & Liquidity

Genworth maintains the following capital positions in its operating subsidiaries:

Key Capital & Liquidity Metrics
(Dollar amounts in millions)	Q1 20	Q4 19	Q1 19

U.S. MI
Consolidated Risk-To-Capital Ratio[6]	12.2:1	12.2:1	11.9:1
Genworth Mortgage Insurance Corporation Risk-To-Capital Ratio[6]	12.4:1	12.5:1	12.1:1
Private Mortgage Insurer Eligibility Requirements (PMIERs) Sufficiency Ratio6, [7]	142%	138%	123%
Australia MI
Prescribed Capital Amount (PCA) Ratio[6]	178%	191%	201%
U.S. Life Insurance Companies
Consolidated Risk-Based Capital (RBC) Ratio[6]	195%	213%	195%
Holding Company Cash and Liquid Assets[8], [9]	$575	$1,531	$405

[6]	Company estimate for the first quarter of 2020 due to timing of the preparation and filing of statutory statements.
[7]

The PMIERs sufficiency ratio is calculated as available assets divided by required assets as defined within PMIERs. The current period PMIERs sufficiency ratio is an estimate due to the timing of the PMIERs filing for the U.S. mortgage insurance business. As of March 31, 2020, December 31, 2019 and March 31, 2019, the PMIERs sufficiency ratios were in excess of $1.1 billion, $1.0 billion and $600 million, respectively, of available assets above the applicable PMIERs requirements.

[8]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[9]

Genworth Holdings, Inc. had $525 million, $1,461 million and $361 million of cash, cash equivalents and restricted cash as of March 31, 2020, December 31, 2019 and March 31, 2019, respectively, which included approximately $16 million of restricted cash as of March 31, 2019. Genworth Holdings, Inc. also held $50 million, $70 million and $44 million in U.S. government securities as of March 31, 2020, December 31, 2019 and March 31, 2019, respectively, which included $50MM, $48MM and $37 million, respectively, of restricted assets.

Key Points

•

U.S. MI’s PMIERs sufficiency ratio is estimated to be 142 percent, in excess of $1.1 billion above requirements. The PMIERs sufficiency ratio benefited three points from a 30 percent multiplier applied to the risk based required asset factor for each non-performing loan backed by a property located in a FEMA Declared Major Disaster Area. PMIERs sufficiency is expected to decline in upcoming periods as a result of higher delinquencies related to the macroeconomic environment, taking into account the reduced PMIERs required asset factors;

•

Australia MI’s PCA ratio is estimated to be 178 percent, above the company’s target operating range of 132 to 144 percent. The PCA ratio declined in the quarter following a write-off of DAC in local results due to higher expected future claims;

•

U.S. life insurance companies’ consolidated statutory risk-based capital is estimated to be 195%, down from the previous quarter primarily due to statutory losses on variable annuities due to the decline in equity markets and interest rates during the quarter; and

•

The holding company ended the quarter with $575 million of cash and restricted liquid assets. During the first quarter, the holding company redeemed its $397 million debt due in June 2020 and repurchased an additional $14 million of principal on its 2021 maturities. In addition, cash outflows in the quarter included $200 million to retire its intercompany note with Genworth Life Insurance Company, a previously disclosed £100 million interim payment (USD$134 million) to AXA related to an adverse court ruling on pending litigation, additional cash collateral posted on interest rate swaps related to the company’s hybrid debt and other expenses including interest payments on outstanding debt and employee benefit payments.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 insurance holding company committed to helping families achieve the dream of homeownership and address the financial challenges of aging through its leadership positions in mortgage insurance and long term care insurance. Headquartered in Richmond, Virginia, Genworth traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com. From time to time, Genworth’s publicly traded subsidiary, Genworth Mortgage Insurance Australia Limited, separately releases financial and other information about its operations. This information can be found at http://www.genworth.com.au.

Conference Call And Financial Supplement Information

This press release and the first quarter 2020 financial supplement are now posted on the company’s website. Additional information regarding business results will be posted on the company’s website, http://investor.genworth.com, by 8:00 a.m. on May 6, 2020. Investors are encouraged to review these materials.

Genworth will conduct a conference call on May 6, 2020 at 9:00 a.m. (ET) to discuss business results and provide an update on the pending transaction with Oceanwide. Genworth’s conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s May 6th conference call is 888 208.1820 or 323 794.2110 (outside the U.S.); conference ID # 7621267. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

A replay of the call will be available at 888 203.1112 or 719 457.0820 (outside the U.S.); conference ID # 7621267 through May 20, 2020. The webcast will also be archived on the company’s website for one year.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per share.” Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of adjusted operating income (loss). The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of estimated future credit losses, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and restructuring costs are also excluded from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from adjusted operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth Financial, Inc.’s common stockholders in accordance with U.S. GAAP, the company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth Financial, Inc.’s common stockholders or net income (loss) available to Genworth Financial, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to Genworth Financial, Inc.’s common stockholders to adjusted operating income (loss) assume a 21 percent tax rate for the company’s domestic segments and a 30 percent tax rate for its Australia Mortgage Insurance segment and are net of the portion attributable to noncontrolling interests. Net investment gains (losses) are also adjusted for DAC and other intangible amortization and certain benefit reserves.

In January 2020, the company paid a pre-tax make-whole expense of $9 million related to the early redemption of Genworth Holdings, Inc.’s (Genworth Holdings) senior notes originally scheduled to mature in June 2020 and Rivermont Life Insurance Company I, the company’s indirect wholly-owned special purpose consolidated captive insurance subsidiary, early redeemed all of its $315 million outstanding non-recourse funding obligations originally due in 2050 resulting in a pre-tax loss of $4 million from the write-off of deferred borrowing costs. The company also repurchased $14 million principal amount of Genworth Holdings’ senior notes with 2021 maturity dates for a pre-tax gain of $1 million in the first quarter of 2020. These transactions were excluded from adjusted operating income (loss) as they relate to gains (losses) on the early extinguishment of debt.

The company recorded a pre-tax expense of $1 million and $4 million in the first quarters of 2020 and 2019, respectively, related to restructuring costs as it continues to evaluate and appropriately size its organizational needs and expenses. There were no infrequent or unusual items excluded from adjusted operating income (loss) during the periods presented.

The tables at the end of this press release provide a reconciliation of net income (loss) available to Genworth Financial, Inc.’s common stockholders to adjusted operating income for the three months ended March 31, 2020 and 2019, as well as for the three months ended December 31, 2019, and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for items that do not reflect the underlying performance of the investment portfolio. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with U.S. GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of reported U.S. GAAP yield to core yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company taxes its international businesses at their local jurisdictional tax rates and its domestic businesses at the U.S. corporate federal income tax rate of 21 percent. The company’s segment tax methodology applies the respective jurisdictional or domestic tax rate to the pre-tax income (loss) of each segment, which is then adjusted in each segment to reflect the tax attributes of items unique to that segment such as foreign withholding taxes and permanent differences between U.S. GAAP and local tax law. The difference between the consolidated provision for income taxes and the sum of the provision for income taxes in each segment is reflected in Corporate and Other activities.

The annually-determined tax rates and adjustments to each segment’s provision for income taxes are estimates which are subject to review and could change from year to year.

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new business generated in a period. Sales refer to new insurance written for mortgage insurance products. The company considers new insurance written to be a measure of the company’s operating performance because it represents a measure of new sales of insurance policies during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force. Insurance in force for the company’s mortgage insurance businesses is a measure of the aggregate original loan balance for outstanding insurance policies as of the respective reporting date. Risk in force for the company’s U.S. mortgage insurance business is based on the coverage percentage applied to the estimated current outstanding loan balance. Risk in force in the Australia mortgage insurance business is computed using an “effective” risk in force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in force has been calculated by applying to insurance in force a factor of 35 percent that represents the highest expected average per-claim payment for any one underwriting year over the life of the company’s mortgage insurance business in Australia. The company also has certain risk share arrangements in Australia where it provides pro-rata coverage of certain loans rather than 100 percent coverage. As a result, for loans with these risk share arrangements, the applicable pro-rata coverage amount provided is used when applying the factor. The company considers insurance in force and risk in force to be measures of its operating performance because they represent measures of the size of its business at a specific date which will generate revenues and profits in a future period, rather than measures of its revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the mortgage insurance businesses, the loss ratio is the ratio of benefits and other changes in policy reserves to net earned premiums. For the long term care insurance business, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to the transaction with China Oceanwide Holdings Group Co., Ltd. (together with its affiliates, Oceanwide), the company’s discussions with regulators in connection therewith and any capital contribution resulting therefrom, as well as statements the company makes regarding the potential impacts of the COVID-19 pandemic. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

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risks related to the proposed transaction with Oceanwide including: the company’s inability to complete the transaction in a timely manner or at all, which may adversely affect the company’s business and the price of its common stock; the parties’ inability to obtain regulatory approvals, clearances or extensions, or the possibility that such regulatory approvals or clearances may further delay the transaction or may not be received prior to June 30, 2020 (and either or both of the parties may not be willing to further waive their end date termination rights beyond June 30, 2020) or that materially burdensome or adverse regulatory conditions may be imposed or undesirable measures may be required in connection with any such regulatory approvals, clearances or extensions (including those conditions or measures that either or both of the parties may be unwilling to accept or undertake, as applicable) or that with continuing delays, circumstances may arise that make one or more previously obtained regulatory approvals or clearances no longer valid, one or both parties unwilling to proceed with the transaction or unable to comply with the conditions to existing regulatory approvals or one or both of the parties may be unwilling to accept any new condition under a regulatory approval; the risk that the parties will not be able to obtain other regulatory approvals, clearances or extensions, including in connection with a potential alternative funding structure or the current geo-political environment, or that one or more regulators may rescind or fail to extend existing approvals, or that the revocation by one regulator of approvals will lead to the revocation of approvals by other regulators; the parties’ inability to obtain any necessary regulatory approvals, clearances or extensions for the post-closing capital plan; the risk that a condition to the closing of the transaction may not be satisfied or that a condition to closing that is currently satisfied may not remain satisfied due to the delay in closing the transaction or that the parties will be unable to agree upon a closing date following receipt of all regulatory approvals and clearances; the risks regarding the ongoing availability of any required financing; the risk that existing and potential legal proceedings may be instituted in connection with the transaction that may delay the transaction, make it more costly or ultimately preclude it; the risk that the proposed transaction disrupts the company’s current plans and operations as a result of the announcement and consummation of the transaction; certain restrictions during the pendency of the transaction that may impact the company’s ability to pursue certain business opportunities or strategic transactions; continued availability of capital and financing to the company before, or in the absence of, the consummation of the transaction; further rating agency actions and downgrades in the company’s credit or financial strength ratings; changes in applicable laws or regulations; the company’s ability to recognize the anticipated benefits of the transaction; the amount of the costs, fees, expenses and other charges related to the transaction; the risks related to diverting management’s attention from the company’s ongoing business operations; the company’s ability to attract, recruit, retain and motivate current and prospective employees may be adversely affected; and potential adverse reactions or changes to the company’s business relationships with clients, employees, suppliers or other parties or other business uncertainties resulting from the announcement of the transaction or during the pendency of the transaction, including but not limited to such changes that could affect the company’s financial performance;

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strategic risks in the event the proposed transaction with Oceanwide is not consummated including: the company’s inability to successfully execute alternative strategic plans to effectively address its current business challenges (including with respect to stabilizing its U.S. life insurance businesses, debt obligations, cost savings, ratings and capital); the risk that the impacts of or uncertainty created by the COVID-19 pandemic delay or hinder alternative transactions or otherwise make alternative plans less attractive; the company’s inability to attract buyers for any businesses or other assets it may seek to sell, or securities it may seek to issue, in each case, in a timely manner and on anticipated terms; failure to obtain any required regulatory, stockholder and/or noteholder approvals or consents for such alternative strategic plans, or the company’s challenges changing or being more costly or difficult to successfully address than currently anticipated or the benefits achieved being less than anticipated; inability to achieve anticipated cost-savings in a timely manner; adverse tax or accounting charges; and the company’s ability to increase the capital needed in its mortgage insurance businesses in a timely manner and on anticipated terms, including through business performance, reinsurance or similar transactions, asset sales, securities offerings or otherwise, in each case as and when required;

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risks relating to estimates, assumptions and valuations including: inadequate reserves and the need to increase reserves (including as a result of any changes the company may make in the future to its assumptions, methodologies or otherwise in connection with periodic or other reviews); risks related to the impact of the company’s annual review of assumptions and methodologies related to its long term care insurance claim reserves and margin reviews, including risks that additional information obtained in the future or other changes to assumptions or methodologies materially affect margins; the inability to accurately estimate the impacts of the COVID-19 pandemic; inaccurate models; deviations from the company’s estimates and actuarial assumptions or other reasons in its long term care insurance, life insurance and/or annuity businesses; accelerated amortization of deferred acquisition costs (DAC) and present value of future profits (PVFP) (including as a result of any future changes it may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews); adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with its long term care insurance business); adverse impact on the company’s results of operations, including the outcome of its reviews of the premium earnings pattern for its mortgage insurance businesses; and changes in valuation of fixed maturity and equity securities;

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risks relating to economic, market and political conditions including: downturns and volatility in global economies and equity and credit markets, including as a result of prolonged unemployment, a sustained low interest rate environment and other displacements caused by the COVID-19 pandemic; interest rates and changes in rates have adversely impacted, and may continue to materially adversely impact, the company’s business and profitability; deterioration in economic conditions or a decline in home prices that adversely affect the company’s loss experience in mortgage insurance; political and economic instability or changes in government policies; and fluctuations in foreign currency exchange rates and international securities markets;

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regulatory and legal risks including: extensive regulation of the company’s businesses and changes in applicable laws and regulations (including changes to tax laws and regulations); litigation and regulatory investigations or other actions; dependence on dividends and other distributions from the company’s subsidiaries (particularly its mortgage insurance subsidiaries) and the inability of any subsidiaries to pay dividends or make other distributions to the company, including as a result of the performance of its subsidiaries, regulatory restrictions resulting from the COVID-19 pandemic, and other insurance, regulatory or corporate law restrictions; the inability to successfully seek in force rate action increases (including increased premiums and associated benefit reductions) in the company’s long term care insurance business, including as a result of the COVID-19 pandemic; adverse change in regulatory requirements, including risk-based capital; changes in regulations adversely affecting the company’s Australian mortgage insurance business; inability to continue to maintain the private mortgage insurer eligibility requirements (PMIERs); the impact on capital levels of increased delinquencies caused by the COVID-19 pandemic; inability of the company’s U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements; the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders on the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; adverse changes in regulations affecting the company’s mortgage insurance businesses; inability to continue to implement actions to mitigate the impact of statutory reserve requirements; changes in tax laws; and changes in accounting and reporting standards;

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liquidity, financial strength ratings, credit and counterparty risks including: insufficient internal sources to meet liquidity needs and limited or no access to capital (including the ability to obtain further financing under an additional secured term loan or credit facility); the impact on holding company liquidity caused by the inability to receive dividends or other returns of capital from the company’s mortgage insurance businesses as a result of the COVID-19 pandemic; continued availability of capital and financing; future adverse rating agency actions, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade, all of which could have adverse implications for the company, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of the company’s fixed maturity securities portfolio; and defaults on the company’s commercial mortgage loans or the mortgage loans underlying its investments in commercial mortgage-backed securities and volatility in performance;

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operational risks including: inability to retain, attract and motivate qualified employees or senior management; ineffective or inadequate risk management in identifying, controlling or mitigating risks; the impact on processes caused by shelter-in-place or other governmental restrictions imposed as a result of the COVID-19 pandemic; reliance on, and loss of, key customer or distribution relationships; competition, including in the company’s mortgage insurance businesses from government and government-owned and government-sponsored enterprises (GSEs) offering mortgage insurance; the design and effectiveness of the company’s disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations; and failure or any compromise of the security of the company’s computer systems, disaster recovery systems and business continuity plans and failures to safeguard, or breaches of, its confidential information;

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insurance and product-related risks including: the company’s inability to increase premiums and reduce benefits sufficiently, and in a timely manner, on its in force long term care insurance policies, in each case, as currently anticipated and as may be required from time to time in the future (including as a result of a delay or failure to obtain any necessary regulatory approvals, including as a result of the COVID-19 pandemic, or unwillingness or inability of policyholders to pay increased premiums and/or accept reduced benefits), including to offset any negative impact on the company’s long term care insurance margins; availability, affordability and adequacy of reinsurance to protect the company against losses; decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations; increases in the use of alternatives to private mortgage insurance and reductions in the level of coverage selected; potential liabilities in connection with the company’s U.S. contract underwriting services; and medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company;

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other risks including: impairments of or valuation allowances against the company’s deferred tax assets and the occurrence of natural or man-made disasters or a pandemic, such as the COVID-19 pandemic, could materially adversely affect its financial condition and results of operations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

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Contact Information:

Investors:	investorinfo@genworth.com

Media:	Julie Westermann, 804 662.2423

julie.westermann@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended March 31,		Three months ended December 31, 2019
	2020	2019
Revenues:
Premiums	$1,015	$988	$1,033
Net investment income	793	794	794
Net investment gains (losses)	(152)	75	23
Policy fees and other income	181	187	188

Total revenues	1,837	2,044	2,038

Benefits and expenses:
Benefits and other changes in policy reserves	1,361	1,282	1,346
Interest credited	141	147	138
Acquisition and operating expenses, net of deferrals	249	237	249
Amortization of deferred acquisition costs and intangibles	116	81	164
Interest expense	52	60	60

Total benefits and expenses	1,919	1,807	1,957

Income (loss) from continuing operations before income taxes	(82)	237	81
Provision (benefit) for income taxes	(10)	69	26

Income (loss) from continuing operations	(72)	168	55
Income (loss) from discontinued operations, net of taxes	—	62	(31)

Net income (loss)	(72)	230	24
Less: net income (loss) from continuing operations attributable to noncontrolling interests	(6)	20	19
Less: net income from discontinued operations attributable to noncontrolling interests	—	36	22

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$(66)	$174	$(17)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders:
Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders	$(66)	$148	$36
Income (loss) from discontinued operations available to Genworth Financial, Inc.’s common stockholders	—	26	(53)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$(66)	$174	$(17)

Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$(0.13)	$0.29	$0.07

Diluted	$(0.13)	$0.29	$0.07

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$(0.13)	$0.35	$(0.03)

Diluted	$(0.13)	$0.34	$(0.03)

Weighted-average common shares outstanding:
Basic	504.3	501.2	503.5

Diluted[4]	504.3	508.6	510.4

Reconciliation of Net Income (Loss) to Adjusted Operating Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended March 31,		Three months ended December 31, 2019
	2020	2019
Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$(66)	$174	$(17)
Add: net income (loss) from continuing operations attributable to noncontrolling interests	(6)	20	19
Add: net income from discontinued operations attributable to noncontrolling interests	—	36	22

Net income (loss)	(72)	230	24
Less: income (loss) from discontinued operations, net of taxes	—	62	(31)

Income (loss) from continuing operations	(72)	168	55
Less: net income (loss) from continuing operations attributable to noncontrolling interests	(6)	20	19

Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders	(66)	148	36
Adjustments to income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[10]	115	(71)	(17)
Losses on early extinguishment of debt	12	—	—
Expenses related to restructuring	1	4	—
Taxes on adjustments	(29)	14	5

Adjusted operating income	$33	$95	$24

Adjusted operating income (loss):
U.S. Mortgage Insurance segment	$148	$124	$160
Australia Mortgage Insurance segment	9	14	12
U.S. Life Insurance segment:
Long Term Care Insurance	1	(20)	19
Life Insurance	(77)	(2)	(164)
Fixed Annuities	6	17	30

Total U.S. Life Insurance segment	(70)	(5)	(115)

Runoff segment	(13)	20	17
Corporate and Other	(41)	(58)	(50)

Adjusted operating income	$33	$95	$24

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$(0.13)	$0.35	$(0.03)

Diluted	$(0.13)	$0.34	$(0.03)

Adjusted operating income per share:
Basic	$0.07	$0.19	$0.05

Diluted	$0.07	$0.19	$0.05

Weighted-average common shares outstanding:
Basic	504.3	501.2	503.5

Diluted[4]	504.3	508.6	510.4

[10]

For the three months ended March 31, 2020, March 31, 2019 and December 31, 2019, net investment (gains) losses were adjusted for DAC and other intangible amortization and certain benefit reserves of $(11) million, $(2) million and $(3) million, respectively, and adjusted for net investment gains (losses) attributable to non-controlling interests of $(26) million, $6 million and $9 million, respectively.

Condensed Consolidated Balance Sheets

(Amounts in millions)

	March 31, 2020	December 31, 2019
	(Unaudited)
Assets
Cash, cash equivalents, restricted cash and invested assets	$73,861	$75,226
Deferred acquisition costs	1,898	1,836
Intangible assets and goodwill	263	201
Reinsurance recoverable, net	17,080	17,103
Deferred tax and other assets	775	868
Separate account assets	4,967	6,108

Total assets	$98,844	$101,342

Liabilities and equity
Liabilities:
Future policy benefits	$39,339	$40,384
Policyholder account balances	22,313	22,217
Liability for policy and contract claims	11,132	10,958
Unearned premiums	1,722	1,893
Other liabilities	1,686	1,562
Non-recourse funding obligations	—	311
Long-term borrowings	2,851	3,277
Separate account liabilities	4,967	6,108

Total liabilities	84,010	86,710

Equity:
Common stock	1	1
Additional paid-in capital	11,993	11,990
Accumulated other comprehensive income (loss)	3,815	3,433
Retained earnings	1,340	1,461
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	14,449	14,185
Noncontrolling interests	385	447

Total equity	14,834	14,632

Total liabilities and equity	$98,844	$101,342

Reconciliation of Adjusted Operating Income Previously Reported to Adjusted Operating Income

Re-Presented to Exclude Discontinued Operations

(Amounts in millions)

Three months ended
March 31, 2019
Adjusted operating income as previously reported	$121
Remove Canada Mortgage Insurance segment adjusted operating income reported as discontinued operations	(41)
Adjustment for corporate overhead allocations, net of taxes[11]	(4)
Adjustment for interest on debt that was required to be repaid as a result of the disposal transaction, net of taxes[12]	6
Tax adjustments[13]	13

Re-presented adjusted operating income	$95

Impact of Foreign Exchange on Adjusted Operating Income and Flow New Insurance Written14

Three months ended March 31, 2020

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[15]
Australia MI:
Adjusted operating income	(36)%	(29)%
Flow new insurance written	21%	26%
Flow new insurance written (1Q20 vs. 4Q19)	(16)%	(16)%

[11]	Expenses previously reported in the Canada MI segment and moved to Corporate and Other Activities.
[12]	Interest on a senior secured term loan facility owed by Genworth Holdings, Inc. previously reported in Corporate and Other Activities and moved to discontinued operations.
[13]	Tax impacts resulting from the classification of Genworth Canada as held-for-sale.
[14]	All percentages are comparing the first quarter of 2020 to the first quarter of 2019 unless otherwise stated.
[15]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Reported Yield to Core Yield

	Three months ended
(Assets—amounts in billions)	March 31, 2020	December 31, 2019
Reported Total Invested Assets and Cash	$73.2	$74.6
Subtract:
Securities lending	0.1	0.1
Unrealized gains (losses)	6.0	6.9

Adjusted End of Period Invested Assets and Cash	$67.1	$67.6

Average Invested Assets and Cash Used in Reported and Core Yield Calculation	$67.3	$66.9

(Income—amounts in millions)
Reported Net Investment Income	$793	$794
Subtract:
Bond calls and commercial mortgage loan prepayments	16	23
Other non-core items[16]	7	(2)

Core Net Investment Income	$770	$773

Reported Yield	4.71%	4.74%

Core Yield	4.57%	4.62%

[16]	Includes cost basis adjustments on structured securities and various other immaterial items.